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



The following is a transcript of a conference call held by Jones Apparel Group, Inc.:


MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by. Good morning and welcome to the Jones Apparel Group conference call. At this time, all parties will be in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you need to press "star" then "one" on your touchtone phone. As a reminder, today's conference is being recorded, the 25th of February, 2004.

I would now like to turn the conference over to Anita Britt, Executive Vice President of Finance.


ANITA BRITT, EXECUTIVE VICE PRESIDENT OF FINANCE

Good morning, everyone. Certain statements, herein, are forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the company's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include the businesses of Jones Apparel and Maxwell Shoe not being integrated successfully, expected combination benefits from Jones Apparel and Maxwell Shoe transaction not being realized, the failure of the proposed transaction to occur, or the occurrence of the proposed transaction on terms different than those is described, the strength of the economy, the overall level of consumer spending, the performance of the company's products within the prevailing retail environment, and other factors that are set forth in the company's 2002 Form 10-K and in other filings with the SEC, made by the company subsequent to the filing of the Form 10-K. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise. I'd like to remind you, as has been our past practice, we ask each of the participants to limit your questions to one item.

I'll now turn the call over to Peter Boneparth, who will lead you in today's call; he is the Chief Executive Officer of the company, and he will follow with Wes Card, Chief Financial and Operating Officer. Thank you.


PETER BONEPARTH, PRESIDENT & CHIEF EXECUTIVE OFFICER

Thanks, Anita. What we're going to do today - I think, for those of you who know us - consistent with our style, we - typically when we put out a release of any magnitude, we clearly like to have a conference call to elaborate a bit. And, you know, again, we've done this in Anne Klein, we've done this on most of our acquisitions; and I don't think this is any different. Where we're going to break out the call out - I'm going to talk a little bit about the process: How we got to where we are, and I'm going to talk about the strategic rationale for the transaction that's been proposed. And then Wes is going to come on and obviously talk a little bit about valuation and financial impact. The purpose, as we've talked about, is obviously to elaborate a bit on what you read this morning.

As you know, we delivered a letter to Mark Cocozza - I should say, I delivered a letter to Mark at Maxwell Shoe describing our desire to acquire the company for $20 a share. And if you have read that letter, you'll also know that obviously we had referenced that we have been in, what I would characterize, informal discussions since mid-November of that year. Mark is - Maxwell has been a partner of ours; Mark and his management team, we have a very good relationship with. And the rationale for disclosing, if you will, today, really is simply the fact that while we are not aware of any leaks from either of our companies, given the recent trading trends in the stock; and we thought it was appropriate to publicly announce our proposal and the contents of the letter. So that's why we did, what we did today.

At the outset - talking about strategic rationale - again, for those of you who have seen us, you know that slide when we talk about what's attractive in an acquisition and what our criteria are just to review them - clearly, we are very interested in somehow something that differentiates our current distribution channel. We are interested in brands. We are interested in companies that are well run. We are interested in companies where there's an opportunity for synergies. We are interested in companies that we can buy with accretion - that will be accretive to our shareholders. And we are interested, obviously, in companies where we can leverage our own core competencies to a greater degree.

If you take that slide and you think about Maxwell Shoe, obviously, we think this is not to be - no pun intended - a perfect fit. Maxwell clearly has a portfolio of brands that will diversify our business in the footwear business. I think you also know that we continue to like the footwear business; we have talked about that at great length, certainly, recently. Maxwell's combination of brands will really not only continue to diversify our own portfolio but will certainly fit very nicely with some of the existing brands that we own. The most obvious example of that is, certainly, the AK, Anne Klein brand, which has certainly been a very major driver of growth for Maxwell; and, certainly, post our acquisition of Anne Klein, Kasper has become a very relevant opportunity for us.

But beyond that, at Maxwell, they clearly have a very viable and meaningful mid-tier business. Mootsies Tootsies is a very established brand in that channel, in the casual part, in particular. We obviously have said, historically, we are interested in increasing our penetration in that channel. We have undergone initiatives, certainly, at Nine & Co. and Gloria Vanderbilt; and, obviously, this is a very nice add-on, if you will, in terms of penetration with that account base. Opportunities in other brands that they own, we believe, are also leveragable for us. And, clearly, the one opportunity they don't own - which is Dockers, which is a relatively small portion of their revenues, as you see from their 10-K - is something that would be interesting to us; and we, certainly, think that we could do a good job with that particular opportunity.

So, when you look, again, first at the portfolio of brands, we find it very compelling. We, obviously, find it particularly compelling within the Anne Klein family, if you will. That is clearly - they like to say at the top of our brand pyramid at this point; and the more we can do to control the destiny and the opportunity at Anne Klein, the more interesting it is for us. Clearly, we believe that, given our platform, if you will, and our - again, not to use a pun but our - footprint in this business, which is very large, there is enormous opportunity, we think, down the line for revenue and cost synergies. I mean this management team at Maxwell is terrific, and they have done a very, very good job to-date in executing the business plan and the strategy. The reality today, given our size in the footwear businesses is as a combination, we think there is more to do and more opportunities, certainly, on the synergy side, which would flesh out over time. That will play out in a number of different ways. We've talked about our sourcing platform; we've talked about our distribution expertise. One thing we find very interesting in this transaction is we believe that Maxwell has a very high number of very high-quality design and merchandising people that we obviously would welcome into the Jones family, when this transaction would close.

So, again, in terms of understanding our business, understanding the rationale for the business, understanding the management, we think, we have great insight into how this business is run. When we go to our checklist for what we think is relevant and material and value-added for our shareholders, we think, Maxwell fits the bill very nicely. As you also know, one of our underlying strategies in acquisition has been to be very, very disciplined into our approach in terms of evaluating the true value for a Jones' shareholder and to just anticipate a question - obviously, we feel very strongly, and Wes will elaborate at $20 a share, that is very consistent with our disciplined focus in terms of creating shareholder value for Jones.

So, without further ado, at this point, I'm sure there will be some questions. I'm going to turn it over to Wes, who will run through the financial impact.

WESLEY CARD, CHIEF FINANCIAL OFFICER & CHIEF OPERATING OFFICER

Thanks, Peter. Good morning, everybody. Again, just to reiterate Peter's comment, I think, as you all know from us talking about our acquisition strategy over the years, we are very disciplined in our approach to valuation. In this case, our analysis of the company and our determination of the purchase price was based on the publicly available information about the company that you have all seen; and we believe that this is an appropriate and fair price for the company. It's important to keep in mind, if you refer to their public filings, the company has a very substantial cash balance. And, obviously, as we noted in our release, we indicated there is a premium; however, we are not really interested in paying a big premium on the cash balance. So that was obviously fully considered in our analysis of the valuation of the transaction, as we noted in our release.

Looking at the financial impact on Jones. We obviously can fund this through our existing liquidity, meaning our cash and credit facilities, or via a long-term debt placement. You know, given the robustness in the credit markets right now, we would obviously consider a long-term debt placement or other vehicle; and that's something we're going to evaluate, as we move forward with the process. However, just to reiterate, we have the funding to accomplish the transaction, now; and there was absolutely no financing contingency listed in the proposal, as you noted. Looking at the earnings per share impact. We did indicate that we expect the transaction will be accretive at the $20 price on a full fiscal year basis. And, of course, keep in mind, this is prior to any non-cash purchase accounting adjustments or other nonrecurring charges that could be incurred; and it's much too premature to even contemplate what those items could be. But we believe that the transaction will be accretive on that basis.

From an integration standpoint, we think, this would be very manageable. We've demonstrated our ability in the past to integrate acquisitions, including the most recently acquired Kasper brand; and we think we have great infrastructure and ability in the footwear area to appropriately integrate this into the company.

And, with that, you know, it's very early in the process. So I think, at this point, we're going to open up for questions.

QUESTION AND ANSWER SECTION

Operator: At this time, if you would like to ask a question, please press "star" then "one" on your touchtone phone. If you decide to remove yourself from the list, press "star" and then "two."

And the first question is from Bob Drbul. (Lehman Brothers)

Q - ROBERT DRBUL: Good morning.

A - PETER BONEPARTH: Morning.

Q - ROBERT DRBUL: I guess two questions. I know I am stuck to one, I guess, but I'm - what are the next steps here and, sort of, how do you see this thing progressing from your standpoint in the interaction with them? And then, sort of, the second one to squeeze in - if Anita would let me - is, Wes, if you could just talk about - I know when you finished the year, the balance sheet there took out the convert; and I think you have something due in July - just sort of give us a little bit of an idea on your cash plans for '04 excluding this deal?

A - PETER BONEPARTH: You know, Bob, I will answer the first question. Our goal clearly has been, as stated in the letter, to do a friendly transaction; and we clearly hope to proceed on a cooperative basis. I guess the very next step is we are going to hear back from Maxwell. We're not being - I think it's sort of - it is not productive to engage in any hypotheticals. We are assuming, moving forward, that this will be a cooperative exercise for both parties.

A - WESLEY CARD: Yes. I think, Bob, our outlook was to retire the convert or call in the convert, which was roughly 450 million. We paid 175 million in notes coming due in midyear.

Q - ROBERT DRBUL: Right.

A - WESLEY CARD: On that basis, we would end the year with a small cash balance and a debt-to-cap ratio somewhere around 12%. So we believe we would be on track for that. We've used - we will be using our revolver somewhat throughout the year, but we have plenty of capacity. We have 1.4 billion in committed bank lines; of which, 200 million is used for letters of credit at this point. So, we have lots of capacity in that revolver. And, as I said, you know, the credit markets are excellent, right now; and we think with the right opportunity we'd like to do some long-term financing and obviously we'll be considering that, as we move through this process, but obviously not contingent on that happening.

Q - ROBERT DRBUL: Okay. Thank you.

Operator: Your next question is from Jeff Edelman. (UBS)

Q - JEFFREY EDELMAN: Thank you. Good morning. The valuation, Wes, looks as if it is a little higher than some of the deals we have seen. And when we look at Maxwell's operating margins, their margins are a good bit below yours in the footwear area. Can we assume that there is - there could be substantial opportunity for improvement in profitability, as it gets folded in, or is there something inherent with the business that makes it less profitable than yours?

A - WESLEY CARD: You know, I think, in terms of assumptions on the ultimate profitability, I don't think we are ready to comment on that at this point, Jeff. I think, you know, they have their filings; I think, you can look at that and make a determination. We've looked at the operating margins; we think, they are at a good spot and have a nice trend upwards. And I think, in terms of the multiples, all we would comment on is we think that the multiples are fair, and it is really important to reemphasize the cash balance there. I'm not sure, if that has been factored into the analysis you have done. But we think the multiples at this level are fair and represent a very good price for the business.

Q - JEFFREY EDELMAN: Okay. If I could just finish with that. Is there anything inherent with their business in terms of selling to TJX or some of the other product lines that would warrant a much lower profitability, let's say, than your business?

A - WESLEY CARD: I think, you know, we both can read the same documents. So I'll just refer you back to their 10-K...

Q - JEFFREY EDELMAN: Okay.

A - WESLEY CARD:...and rather not comment on their business at this point.

Q - JEFFREY EDELMAN: Okay. Thanks.

Operator:  Your next question is from Todd Slater. (Lazard Freres)

Q - TODD SLATER: Thank you. I was just wondering, for those of us, let's say, out-of-pocket today and without access to Maxwell's K, if you could just tell us the size of some of the key brands and its top four or five customers?

A - PETER BONEPARTH: You know, Todd, actually, I do not have that right in front in me, again. Again, if you pick a copy of the K up, you can easily obtain that. I'm sorry; I just don't have it in front of us at this point.

Q - TODD SLATER: Okay. Fine. If I might follow up with a different question. One of the noticeable voids, I think, in your footwear mix is the Jones New York label.

A - PETER BONEPARTH: Right

Q - TODD SLATER: If I remember correctly, it used to be produced by Maxwell Shoe until you took the license back sometime ago. And I - given your head-to-toe philosophy, I'm just curious as to why, you know, why that business has been ignored and whether or not Maxwell will facilitate getting back into that business?

A - PETER BONEPARTH: Okay. We have - just in terms of clarifying, the Jones - you were right firstly they had that opportunity; that is clearly our opportunity now. You can assume that's something we think about. We think - since we have differentiated Anne Klein apparel from Jones Apparel, we think there's an opportunity to differentiate Anne Klein footwear from Jones footwear should that opportunity arise. In fact, if you were to come up to the showroom, I think one of the things you're seeing is we mock-up the show-room with, for example, Jones signature footwear. So there's a lot of things in the laboratory, if you will, in that regard.

Q - TODD SLATER: Okay.  Great.  Thanks.

Operator: The next question comes from Virginia Genereux. (Merrill Lynch)

Q - VIRGINIA GENEREUX: Thank you. So, just to be clear, Peter, may I ask - this offer today is your - this letter today is your first formal offer and it has not been - it is not yet - or this is the first offer that's been taken to the Maxwell Board? Is that sort of where you are in discussions now?

A - PETER BONEPARTH: I honestly can't comment on what has been taken to their Board. This is the first letter we have delivered to the Maxwell Company.

Q - VIRGINIA GENEREUX: Okay. Great. And may I ask just very quickly secondly, can you tell us - can you give us a sense of how big the Anne Klein business was or when that business was coming back to you all anyway?

A - PETER BONEPARTH: Yes, because that actually - in the 10-K, if I remember correctly, that is basically - last 2002 was about $64 million. The numbers are broken out right in the K.

Q - VIRGINIA GENEREUX: Okay. Great. And how about - does it also say - and we can look when it was coming back to you guys?

A - PETER BONEPARTH: The terms of that license were - that is also public - that license extends effectively through 2012.

Q - VIRGINIA GENEREUX: Okay.  Great.  So that's a while.  Thank you.

A - PETER BONEPARTH: Yeah.

Operator:  The next question is from Margaret Mager. (Goldman Sachs)

Q - MARGARET MAGER: Hi.  How are you?

A - PETER BONEPARTH: Good.  How are you?

Q - MARGARET MAGER: Good thanks. Question, most of the deals that you've done, at least recently, a number of them anyway, have been private, and you've given some pretty good incentives to managements in terms of earnouts and whatnot. I'm just wondering what kind of incentives might you offer to this management to make sure that they stay on board with you as this transaction happens?

A - PETER BONEPARTH: You know Margaret, I think it's really too premature to comment on that. I think what I would say for those listening is, again, there's two things that you should take away. We think that the management team is excellent here. We also feel that internally at the Jones Apparel Group, obviously, we have excellent management as well. We are very comfortable with our ability to operate this business. It is right in our wheelhouse. We would much prefer to have management be part of it.

Q - MARGARET MAGER: Okay. And I'm not in the office either, so just can you tell us is there any major blocks of ownership, inside ownership, that we should know about in this company?

A - PETER BONEPARTH: I think again, I will leave you - not to be difficult, but I think that's something you'll have to find out on your own.

Q - MARGARET MAGER: Okay, Peter. Take care.

Operator:  The next question comes from David Campbell. (Davenport & Co.)

Q - DAVID CAMPBELL: Thank you. I was wondering, Peter, if you could comment on where you see the AK Anne Klein footwear business fitting into the portfolio and if there's any overlap with the Nine West business?

A - PETER BONEPARTH: No. I think, well first of all, David, they coexist right now, so - and clearly they both do quite well right now. I think and we believe Anne Klein AK has a slightly different sensibility, as reflected in the ready-to-wear piece. So I think fitting in - again, this is an already existing, sizable business in the department store channel. So I think it is going to be, from our perspective, obviously, just a very - another very strong additional brand. The price point tends to be on occasion a tad lower. The style content tends to be a tad different. But I don't think - I think we've already established I think Maxwell brands, they've done a very good job of already differentiating that brand in the mind of the consumer.

Q - DAVID CAMPBELL: Great.  Thanks.  Good luck.

Operator:  The next question comes from Dennis Rosenberg. (CSFB)

Q - DENNIS ROSENBERG: Good morning. I see that private label represents about 12% of their sales. I know in the jeans business, you've been pulling out of private label. What would your intentions be in that business here?

A - PETER BONEPARTH: I think if Rhonda were here, Dennis, she would tell you. We like the private label business. It gives us an opportunity to leverage some things on the production side in terms of molds and lasts. So there would be no intention to pull out of the private label business.

Q - DENNIS ROSENBERG: Okay and if you are to do financing, roughly what kind of an interest rate do you think you'd be looking at?

A - WESLEY CARD: We've got various quotes, obviously depending on the term. But we're seeing a range of 5%, plus or minus, depending on day-to-day market movements. It might be a little bit higher. Just really hard to predict, Dennis. And of course the timing is hard to predict here because we're right at the beginning of the process.

Q - DENNIS ROSENBERG: Gotcha, thank you.

Operator: The next question is from Noelle Grainger. (JP Morgan)

Q - NOELLE GRAINGER: Good morning. It seems like obviously the...

A - PETER BONEPARTH: Noelle, we lost you.

Q - NOELLE GRAINGER: Can you hear me?

A - PETER BONEPARTH: Now, well start again.

Q - NOELLE GRAINGER: AK Anne Klein seems like a pretty compelling business that you're interested in. Can you just talk about the kind of division process, acquisition versus trying to get the license back?

A - PETER BONEPARTH: Well, this is obviously Maxwell is about much more than Anne Klein. Again, it's about a third of their revenues, I think if you reference the 10-K. The overall company has expertise in the moderate area, which we like. It has expertise in the casual business, which we like. So it's really not - certainly one of the factors is it's an important part of our business, but they also have the Joan & David business in the bridge piece. So, there's a lot going on here that makes it attractive as a purchase of a company, as opposed to just repurchasing the license. Certainly with respect to the Anne Klein brand, which you know, we've obviously - we're making very, very important in the Jones Apparel Group, having as much control of those products where we have core competency is a good thing for us.

Q - NOELLE GRAINGER: Okay. Thanks.

A - ANITA BRITT: Operator, are there more questions?

Operator: Yes. I have a question from Greg Rudford.

Q: Good morning. I was wondering if you could provide some color on the nature of the discussions that you've had thus far with Maxwell, with attention on the areas where you've reached consensus and perhaps that are outstanding?

A - PETER BONEPARTH: Well, I don't know if I could comment on consensus or not. What I can tell you is what we've articulated in print is that we've had informal discussions since November. It's a relatively small industry. Mark - we have a very collegial relationship. There have been a series of discussions. But I can't tell you that basically that they've been anything other than friendly. The conversations culminated last week when we orally expressed our interest in acquiring the company at $20 a share. Again, just to reiterate, our point of view here is simply - our feeling in terms of corporate - good corporate governance disclosure was to say something. This is not, nor should we be intended as an overtly hostile act in any form. We would like to do this and we believe we can do this very much on a friendly basis.

Q: Thank you.

Operator: There is another question from Todd Slater. (Lazard Freres)

Q - TODD SLATER: Just a quick follow-up. Does Maxwell own any manufacturing or is it all outsourced?

A - PETER BONEPARTH: All outsourced. Maybe we will take, operator, one more question.

Operator: Okay. Margaret Mager. (Goldman Sachs)

Q - MARGARET MAGER: Hi. Just wanted to follow up on the question about management. I guess I, sort of, think to myself with the size of the footwear operation that you currently have, can't this just be folded into your - into what your existing infrastructure, rather than keeping on the overhead of management from the target company?

A - PETER BONEPARTH: Again, while it's very premature, one of the things I've often - you've heard me say, Margaret, is you win long-term by having the best people and one of the things that's very intriguing to us in acquisitions is obviously our opportunity to have the best people from that organization join us. It is always a balancing act between, to your point, rationalizing what can be done without them, if you will. But, on balance, again we think very highly of this team. We think highly of our own team. So as I said earlier, the goal here is certainly not to do anything other than express an indication that we'd love them to join us. That doesn't mean that we're going to - we wouldn't be able to run the business without them; we would prefer to run the business with them.

Q - MARGARET MAGER: Okay.  Thanks, Peter.

PETER BONEPARTH, PRESIDENT & CHIEF EXECUTIVE OFFICER

Operator, I think we're going to wrap up at this point. Again, as you know is our style, as we have more material events in this or anything else to tell you about, we typically will put out a press release and follow up with a conference call. Have a great day everybody.


The following slide was referred to in the conference call:


JAG

A DISCIPLINED APPROACH TO ACQUISITIONS CREATES VALUE FOR SHAREHOLDERS


o        Product and channel diversification                  [PHOTO
                                                              OMITTED]
o        Experienced management team

o Synergistic opportunities, leveraging of infrastructure

o        Immediately accretive                                [PHOTO
                                                              OMITTED]
o        Surpasses cost of capital hurdles

                             IMPORTANT INFORMATION

The information concerning Maxwell Shoe Company Inc., a Delaware corporation ("Maxwell Shoe"), contained herein has been taken from, or is based upon, publicly available information. Although Jones Apparel Group, Inc. ("Jones Apparel") does not have any information that would indicate that any information contained herein that has been taken from such documents is inaccurate or incomplete, Jones Apparel does not take any responsibility for the accuracy or completeness of such information. Investors and security holders are urged to read the disclosure documents regarding the proposed Jones Apparel/Maxwell Shoe transaction referenced in the foregoing information (the "Proposed Transaction") when they become available, because they will contain important information. The disclosure documents will be filed with the Securities and Exchange Commission (the "Commission") by Jones Apparel. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones Apparel with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Jones Apparel by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Detailed information regarding the names of the directors and certain officers of Jones Apparel and their interests in the proposed transaction is available in a filing made by Jones Apparel with the Commission pursuant to Rule 14a-12 on February 25, 2004.



                          FORWARD-LOOKING STATEMENTS

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent Jones Apparel's expectations or beliefs concerning future events that involve risks and uncertainties. Factors that could cause actual results to differ materially include (1) the businesses of Jones Apparel and Maxwell Shoe not being integrated successfully, (2) expected combination benefits from the Proposed Transaction not being realized, (3) the failure of the Proposed Transaction to occur, or the occurrence of the transaction on terms different than those described, (4) the strength of the economy, (5) the overall level of consumer spending, (6) the performance of Jones Apparel's products within the prevailing retail environment, and (7) other factors which are set forth in Jones Apparel's 2002 Form 10-K and in all filings with the SEC made by Jones Apparel subsequent to the filing of the Form 10-K. Jones Apparel does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.